Exhibit E-2

[AGLR LETTERHEAD]

September 27, 2002

Securities and Exchange Commission

Office of Public Utility Regulation

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: AGL Resources Inc., Virginia Natural Gas, Inc., File No. 70-9911

Dear Sirs:

In connection with the above-referenced Application-Declaration of AGL Resources Inc ("AGL Resources") for authorization to recapitalize Virginia Natural Gas, Inc. ("VNG") (the "Recapitalization"), the Commission issued an order granting the Application-Declaration in AGL Resources Inc. and Virginia Natural Gas, Inc., Holding Co. Act Release No. 27501 (March 15, 2002) (the "Order"). AGL Resources consummated the Recapitalization on March 31, 2002. As counsel for AGL Resources and its subsidiary companies, I deliver this past-tense opinion to you for filing as Exhibit E-2 to the Application-Declaration.

The Order grants authority for VNG to repurchase its common stock from AGL Resources and for AGL Resources to sell that common stock to VNG.

I am a member of the bar of the State of Georgia, the place of incorporation of AGL Resources. I am not a member of the bars of certain other states in which certain of the Applicants are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states, although I have consulted with counsel to AGL Resources who are experts in such laws.

In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application-Declaration.

Securities and Exchange Commission

September 27, 2002

The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

  The Commission has duly entered an appropriate order with respect to the transactions described in the Application-Declaration granting and permitting the Application-Declaration to become effective under the Act and the rules and regulations thereunder.

  No act or event other than as described herein has occurred subsequent to the date hereof which would change the opinions expressed below.

  Appropriate corporate actions have been taken by both the issuer and acquirer of the securities contemplated by the Application-Declaration and the documents transferring the securities have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

  Each of the Applicants, and their subsidiaries involved in the Acquisition, was at the time of the Acquisition a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that:

    all state and federal laws applicable to the Acquisition and such other transactions authorized by the Order have been complied with and the proposed transactions have been carried out in accordance with the Application-Declaration;

    each of the Applicants is duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

    VNG has legally reacquired 1,555 shares of its common stock, and;

    the consummation of the Recapitalization and such other transactions authorized by the Order did not violate the legal rights of the holders of any securities issued by AGL Resources, or by any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.

Very truly yours,

/s/ Paul R. Shlanta

Paul R. Shlanta

Senior Vice President and

General Counsel